EXECUTION VERSION

Exhibit 4(l)

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, TX 75201

DDJ Capital Management, LLC

130 Turner Street, Building 3, Suite 600

Waltham, MA 02453

April 12, 2010

Ladies and Gentlemen:

Reference is hereby made to that certain Exchange Agreement, dated April 12, 2010, between each of the funds and/or accounts listed on Exhibit A attached hereto that is managed and/or advised by DDJ Capital Management, LLC (each a “Holder”), on the one hand, and Energy Future Holdings Corp. (the “Company”), Energy Future Competitive Holdings Company (“EFCH”) and Energy Future Intermediate Holding Company LLC (together with EFCH, the “Guarantors”), on the other hand (the “Exchange Agreement”), pursuant to which the Company will issue to such Holder its New Securities (as identified on Appendix A to the Exchange Agreement) in exchange for the Exchange Securities such Holder owned (as identified on Appendix A to the Exchange Agreement). Unless otherwise provided, capitalized terms used but not defined herein have the meanings ascribed to them in the Exchange Agreement.

For purposes of providing each Holder and any subsequent transferee of such Holder’s New Securities the right to receive New Exchange Notes or the right to register the New Securities under the Securities Act, as applicable, the Company and the Guarantors hereby grant the New Securities the same rights afforded to “Securities” (as such term is defined in the Registration Rights Agreement) under the Registration Rights Agreement; provided, however, that each Holder and any subsequent transferee of such Holder’s New Securities agree to abide by all of the terms and conditions of the Registration Rights Agreement applicable to a holder of Securities thereunder; and provided, further, that this letter agreement shall not (i) provide any Holder or any subsequent transferee of such Holder’s New Securities with any right to designate its own counsel, managing underwriter or underwriter pursuant to Sections 3(d)(vi), 3(d)(vii), 4 and 7, as applicable, of the Registration Rights Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that the New Securities shall be treated as a single class with the outstanding 10.000% Senior Secured Notes due 2020 of the Company issued pursuant to the Indenture, and this letter agreement shall not extend or otherwise change the time period during which the Company and the Guarantors must cause the Exchange Registration Statement and the Shelf Registration Statement (as such terms are defined in the Registration Rights Agreement) to become effective pursuant to Section 2(a) and (b), respectively, of the Registration Rights Agreement.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement among each Holder, the Company and Guarantors in accordance with its terms.

Very truly yours,

Energy Future Holdings Corp.

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President and Treasurer

Energy Future Competitive Holdings Company

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Treasurer

Energy Future Intermediate Holding Company LLC

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President and Treasurer

SIGNATURE PAGE TO LETTER AGREEMENT

Confirmed and agreed to as of the date first above written:

Holders

By:	DDJ Capital Management, LLC, on behalf of the funds and/or accounts it manages and/or advises identified on Exhibit A hereto

By	/s/ Anthony M. Ranaldi
Name:	Anthony M. Ranaldi
Title:	Authorized Signatory

By	/s/ Elizabeth B. Duggan
Name:	Elizabeth B. Duggan
Title:	Authorized Signatory

SIGNATURE PAGE TO LETTER AGREEMENT